Exhibit 23.8

Collins Barrow Edmonton LLP 2380 Commerce Place 10155 – 102 Street N.W. Edmonton, Alberta T5J 4G8 Canada T. 780.428.1522 F. 780.425.8189 www.collinsbarrow.com

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in the Registration Statement on Form S-1A of ATD Corporation of our report dated June 25, 2014, except with respect to Note 12 (footnotes (a) and (d)) which the date is August 18, 2014 and Note 13 which the date is September 11, 2014 relating to the financial statements of Kirks Tire Ltd. as of and for the three years ended January 31, 2014, January 31, 2013 and January 31, 2012 which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Collins Barrow Edmonton LLP

Chartered Accountants

September 11, 2014

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